Exhibit 99.1

MARINEMAX REPORTS SECOND QUARTER FISCAL 2019 RESULTS

~Quarterly Revenue Grew Over 12% to $304 Million~

~12% Quarterly Same-Store Sales Growth~

~Quarterly Earnings Per Diluted Share $0.23~

~ Annual Fiscal 2019 Guidance Updated~

CLEARWATER, FL, April 25, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fiscal second quarter ended March 31, 2019.

Revenue grew over 12% to $303.6 million for the quarter ended March 31, 2019 from $270.6 million for the comparable quarter last year. Same-store sales for the quarter increased 12% on top of 8% last year. Income before taxes was $7.2 million for the quarter ended March 31, 2019, compared to $7.8 million for the same quarter last year. Net income was $5.3 million, or $0.23 per diluted share, for the quarter ended March 31, 2019 compared to net income of $6.2 million, or $0.27 per diluted share, for the comparable quarter last year. Net income in the quarter ended March 31, 2018 benefitted from certain tax credits that represented approximately $0.4 million, or $0.02 per diluted share.

The Company’s results for the fiscal second quarter 2019 were impacted by inclement weather in key markets that potentially delayed sales and additional expenses were incurred to drive the substantial sales growth, including growth in larger product. Furthermore, the mix of product and softer than anticipated unit sales affected profitability in the quarter.

For the six-months ended March 31, 2019, revenue increased approximately 8% to $545.5 million compared with $507.5 million for the same period last year.  Same-store sales grew approximately 7% in the first half of fiscal year 2019 on top of 4% last year. Income before taxes was $13.7 million for the six-months ended March 31, 2019 compared to $14.3 million for the same period last year.  Net income for the six months ended March 31, 2019 was $10.2 million, or $0.44 per diluted share, compared with net income of $10.4 million, or $0.46 per diluted share, for the comparable period last year. Net income in the first half of 2018 benefitted from certain tax credits that represented approximately $0.4 million, or $0.02 per diluted share.

W. Brett McGill, Chief Executive Officer and President, stated, “Our team succeeded in driving strong sales growth in the quarter, even as we and the industry incurred challenges that included rougher than normal winter weather in many of our markets.  Based on preliminary industry data, we believe our same store sales performance in the quarter drove continued market share gains. Our proactive decision to invest to capture additional sales impacted both our margins and profitability.  As we enter our most active season, we have the right products in stock along with a large on-order backlog that provides us additional momentum moving into the June quarter, historically our largest quarter.”

Mr. McGill continued, “With this backdrop, a committed team and an enthusiastic customer base, along with our recent expansion in the high growth market of Texas, MarineMax is well-positioned as the nation’s preferred boating and yacht retailer. We are confident that demand for the boating lifestyle remains strong and resilient.    Nevertheless, it is important for our Company to enhance its efforts going forward to more effectively align costs with the current environment, while further refining operations to produce improved operating margins and cashflow.”

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2019 Guidance

Based on current business conditions, retail trends, its most recent results and other factors, the Company is updating its annual fiscal 2019 expectations for fully taxed earnings per diluted share to range from $1.75 to $1.85 compared to its previous range of $1.85 to $1.95. These expectations do not take into account, or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 67 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's anticipated financial results for the second quarter ended March 31, 2019; the Company’s momentum moving into the June quarter; the Company’s positioning; the Company’s confidence that demand for the boating lifestyle remains strong and resilient; the Company’s efforts going forward to more effectively align costs with the current environment, while further refining operations to produce improved operating margins and cashflow; and the Company's fiscal 2019 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2018 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial Officer             ICR, LLC.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenue	$303,586	$270,605	$545,523	$507,526
Cost of sales	229,384	201,312	407,843	378,984
Gross profit	74,202	69,293	137,680	128,542

Selling, general, and administrative expenses	63,976	58,659	118,468	108,905
Income from operations	10,226	10,634	19,212	19,637

Interest expense	3,033	2,840	5,549	5,382
Income before income tax provision	7,193	7,794	13,663	14,255

Income tax provision	1,890	1,610	3,450	3,859
Net income	$5,303	$6,184	$10,213	$10,396

Basic net income per common share	$0.23	$0.28	$0.45	$0.47

Diluted net income per common share	$0.23	$0.27	$0.44	$0.46

Weighted average number of common shares used in computing net income per common share:

Basic	22,836,571	22,173,194	22,807,756	22,079,065
Diluted	23,417,688	22,940,594	23,408,873	22,825,598

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,598	$57,103
Accounts receivable, net	45,505	35,844
Inventories, net	454,557	423,907
Prepaid expenses and other current assets	8,839	5,093
Total current assets	572,499	521,947

Property and equipment, net	140,883	129,878
Goodwill and other long-term assets, net	33,876	31,805
Deferred tax assets, net	1,767	6,524
Total assets	$749,025	$690,154
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,626	$17,914
Customer deposits	33,330	19,972
Accrued expenses	37,098	31,137
Short-term borrowings	297,530	299,157
Total current liabilities	379,584	368,180
Long-term liabilities	952	3,037
Total liabilities	380,536	371,217
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	27
Additional paid-in capital	267,264	257,011
Retained earnings	176,683	137,155
Treasury stock	(75,485)	(75,256)
Total shareholders’ equity	368,489	318,937
Total liabilities and shareholders’ equity	$749,025	$690,154

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